Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES FIRST QUARTER 2012 RESULTS

BOCA RATON, Fla., May 1, 2012 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services that helps customers save time, today announced results for the fiscal quarter ending March 31, 2012.

FIRST QUARTER RESULTS 1

Total Company sales for the first quarter of 2012 were approximately $2.9 billion, down 3% compared to the first quarter of 2011.

The Company reported net earnings, after preferred stock dividends, of $41 million or $0.14 per diluted share in the first quarter of 2012, compared to a loss of $15 million or $0.05 per share in the first quarter of 2011.

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First quarter 2012 results included approximately $23 million of charges primarily related to restructuring activities, lease accruals and actions to improve future operating performance, and approximately $12 million related to the extinguishment of debt in the quarter.

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First quarter 2012 results also included a $68 million favorable pension settlement related to a 2003 European acquisition recognized as a credit to income and slightly offset by a $5 million expense related to this arrangement.

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Excluding the charges, debt extinguishment costs and the favorable pension settlement, first quarter 2012 net earnings, after preferred stock dividends, would have been approximately $14 million or $0.05 per share.

•

First quarter 2011 results included charges totaling $8 million that, after tax, negatively impacted earnings by $0.05 per share. The charges were related to restructuring and integration activity costs, and actions to improve future operating performance.

“Our first quarter 2012 results showed continued year-over-year earnings improvement despite lower sales,” said Neil Austrian, Chairman and Chief Executive Officer of Office Depot. “The North American Business Solutions Division delivered a strong performance again this quarter.”

[1]

Includes non-GAAP information. First quarter 2011 and 2012 results include charges for restructuring, lease accruals and business process improvement activities while first quarter 2012 results also includes debt extinguishment costs and a favorable pension settlement. Additional information is provided in our Form 10-Q for the fiscal quarter ending March 31, 2012. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

Total Company gross profit margin increased approximately 120 basis points in the first quarter of 2012 compared to the prior year period, with increases recognized in all three divisions.

Total Company operating expenses decreased by $54 million in the first quarter of 2012 compared to the prior year period. Total Company operating expenses in the first quarter of 2012, when adjusted for charges and credits but including an $18 million asset impairment charge, would have decreased by $6 million versus the prior year period.

Earnings, before interest and taxes (EBIT), adjusted for charges and credits, were $47 million in the first quarter of 2012, compared to $34 million in the prior year period. First quarter 2012 EBIT, adjusted for charges and credits, also includes the asset impairment charge of approximately $18 million.

The effective tax rate for the first quarter of 2012 was 18% compared to 164% for the same period in 2011. The effective tax rate for the first quarter of 2012 was impacted by the pension settlement that is being treated as a purchase price adjustment for tax purposes.

The Company ended the first quarter of 2012 with a use of free cash flow of $128 million, a slight increase from the prior year period. This use of free cash flow includes $58 million related to the pension funding that was viewed as a use of cash in operating activities but as a source of cash in investing activities.

FIRST QUARTER DIVISION RESULTS

North American Retail Division

The North American Retail Division reported first quarter 2012 sales of $1.2 billion, a decrease of 8% compared to the prior year. Because fiscal year 2011 was a 53 week year ending on December 31, first quarter 2012 sales benefited from having fewer selling days impacted by holidays compared to the first quarter of 2011. However, store closures throughout 2011, including the 10 remaining stores in Canada during the second quarter of 2011, negatively impacted total sales for the first quarter of 2012. After considering the holiday shift and store closures, it is estimated that the combined impact on first quarter 2012 sales would have been approximately neutral.

Same store sales in the first quarter of 2012 from the 1,096 stores that have been open for more than one year decreased 6%. The decline in comparable sales of computers and related products, contributed significantly to the Division’s overall comparable sales decline. This decline reflects the Division’s continued focus on improving the profitability of the business by taking a more strategic approach to the product assortment, pricing and promotion. Excluding sales of computers and their related products, same stores sales would have been flat in the first quarter 2012. The Company saw increasing sales in tablets and e-readers during the quarter. Customers switching from laptop computers to tablets contributed to lower sales but improved product margins. Furniture sales were lower in 2012 compared to the first quarter of 2011 reflecting promotional activity last year that was not repeated. Sales in Copy and Print Depot increased while paper, ink and toner sales decreased versus prior year. Average order value was slightly negative and customer transaction counts declined approximately 5% compared to the same period last year.

The North American Retail Division reported first quarter 2012 operating profit of approximately $44 million, compared to approximately $58 million in the same period of 2011. This decline was driven primarily by an asset impairment charge of approximately $18 million and the negative flow-through impact of lower sales, partially offset by the year-over-year gross margin improvement of approximately 140 basis points and lower payroll and advertising expense. The asset impairment charges followed a greater than expected decline in sales at certain of the Division’s lower-performing stores.

At the end of the first quarter of 2012, Office Depot operated 1,123 stores in the U.S. and Puerto Rico. The Division opened one new store and closed nine during the first quarter of 2012.

North American Business Solutions Division

The North American Business Solutions Division reported first quarter 2012 sales of $828 million, a 3% increase compared to the prior year. After considering the holiday shift impact, it is estimated that first quarter 2012 sales would have been about flat compared to prior year.

First quarter 2012 sales in the direct channel increased 2%, compared to the same period in 2011, while sales in the contract channel increased 3%. Contract channel sales to both large and global accounts increased; however, sales to public sector customers declined, reflecting their continued budgetary pressures. Sales to small- to medium-sized contract customers were relatively flat versus prior year. Sales of supplies, including paper and ink and toner, were lower, partially offset by sales increases in Copy and Print, printers, seating and the cleaning and break room categories.

The North American Business Solutions Division reported first quarter 2012 operating profit of approximately $43 million, compared to $16 million in the same period of the prior year. This increase reflects approximately 170 basis points of higher gross margins from initiatives to better manage pricing and from the mix of product sales, partially offset by higher supply chain expenses and somewhat higher payroll to support the new inside sales organization.

International Division

The International Division reported first quarter 2012 sales of $825 million, a decrease of 2% in U.S. dollars and an increase of 1% in constant currency compared to the prior year. The International Division estimates that first quarter 2012 sales reflect approximately $30 million of benefit from the shift in holidays.

Contract channel sales in constant currency increased overall with growth in the U.K. and Germany being partially offset from weakness in sales in other European countries. First quarter 2012 sales in the direct channel were lower across the Division. This negative trend in direct sales will continue to be an area of focus for the Division. The retail channel sales increased in both Europe and Asia compared to the first quarter of 2011, with European retail benefiting from the acquisition in Sweden in the first quarter of 2011.

The International Division reported first quarter 2012 operating profit of approximately $15 million, compared to $27 million in the same period of 2011. Included in this measure of Division operating profit is approximately $18 million of charges in 2012. These charges primarily include an adjustment to closed facility accruals and severance costs for restructuring activities in several European locations. Restructuring charges in the first quarter of 2011 were approximately $6 million. After considering the charges in both periods, Division operating profit increased from operational improvements and lower costs. However, Division operating profit for the first quarter of 2012 included an estimated benefit from the flow through of the shift in holidays that will not recur.

The movement in exchange rates had a minimal impact on International Division operating profit in the first quarter of 2012 compared to the same period in 2011.

Other Matters

On March 15, 2012, the Company purchased $250 million aggregate principal amount of its outstanding 6.25% senior notes due 2013. The total consideration for each $1,000 note surrendered was $1,050, resulting in loss on extinguishment of debt of about $12 million. On March 14, 2012, the Company also issued $250 million of 9.75% senior secured notes due March 15, 2019.

At the end of the first quarter of 2012, the Company had $489 million in cash and cash equivalents on hand and availability under the Amended Credit Agreement of $704 million, for a total of $1.2 billion in available liquidity.

Additional information on the Company’s first quarter results can be found in our Form 10-Q filed with the Securities and Exchange Commission on May 1, 2012. Additional information on the Company’s first quarter results can also be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-0278 for further information.

About Office Depot

Office Depot, dedicated to helping customers save time and money, provides office supplies and services through 1,678 worldwide retail stores, a field sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.5 billion, and employs about 39,000 associates in 61 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2012	December 31, 2011	March 26, 2011
Assets
Current assets:
Cash and cash equivalents	$488,774	$570,681	$494,207
Receivables, net	872,839	862,831	990,080
Inventories	1,113,128	1,146,974	1,217,192
Prepaid expenses and other current assets	153,700	163,646	190,969

Total current assets	2,628,441	2,744,132	2,892,448
Property and equipment, net	1,021,402	1,067,040	1,138,657
Goodwill	63,650	61,899	62,907
Other intangible assets	34,585	35,223	41,524
Deferred income taxes	44,776	47,791	44,363
Other assets	332,295	294,899	328,154

Total assets	$4,125,149	$4,250,984	$4,508,053

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$952,812	$993,636	$1,008,969
Accrued expenses and other current liabilities	890,908	1,010,011	1,108,437
Income taxes payable	12,411	7,389	2,881
Short-term borrowings and current maturities of long-term debt	35,770	36,401	91,412

Total current liabilities	1,891,901	2,047,437	2,211,699
Deferred income taxes and other long-term liabilities	402,920	452,313	556,998
Long-term debt, net of current maturities	642,513	648,313	657,015

Total liabilities	2,937,334	3,148,063	3,425,712

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $387,172 in March 2012, $377,729 in December 2011, and $368,516 in March 2011	371,851	363,636	355,979

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 289,739,448 in 2012, 286,430,567 in December 2011 and 283,486,355 in March 2011	2,897	2,864	2,835
Additional paid-in capital	1,133,357	1,138,542	1,155,193
Accumulated other comprehensive income	226,851	194,522	265,781
Accumulated deficit	(489,621)	(539,124)	(640,232)
Treasury stock, at cost – 5,915,268 shares in 2012 and 2011	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	815,751	739,071	725,844
Noncontrolling interest	213	214	518

Total equity	815,964	739,285	726,362

Total liabilities and equity	$4,125,149	$4,250,984	$4,508,053

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 31, 2012	March 26, 2011
Sales	$2,872,809	$2,972,960
Cost of goods sold and occupancy costs	1,989,635	2,094,772

Gross profit	883,174	878,188

Store and warehouse operating and selling expenses	695,904	693,886
Recovery of purchase price	(68,314)	—
General and administrative expenses	177,894	165,826

Operating profit	77,690	18,476

Other income (expense):
Interest income	367	599
Interest expense	(14,478)	(17,987)
Loss on extinguishment of debt	(12,069)	—
Miscellaneous income, net	8,979	7,345

Earnings before income taxes	60,489	8,433

Income tax expense	10,990	13,823

Net earnings (loss)	49,499	(5,390)

Less: Net earnings (loss) attributable to the noncontrolling interests	(4)	24

Net earnings (loss) attributable to Office Depot, Inc.	49,503	(5,414)
Preferred stock dividends	8,216	9,213

Net earnings (loss) available to common shareholders	$41,287	$(14,627)

Earnings (loss) per share:
Basic	$0.14	$(0.05)
Diluted	0.14	(0.05)

Weighted average number of common shares outstanding:
Basic	278,552	276,986
Diluted	358,863	276,986

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	13 Weeks Ended
	March 31, 2012	March 26, 2011
Net earnings (loss)	$49,499	$(5,390)
Other comprehensive income (loss), net of tax where applicable:
Foreign currency translation adjustments	35,168	41,244
Amortization of gain on cash flow hedge	(1,841)	(415)
Change in deferred pension	(300)	210
Change in deferred cash flow hedge	(695)	950

Total other comprehensive income, net of tax, where applicable	32,332	41,989

Comprehensive income	81,831	36,599
Comprehensive income (loss) attributable to noncontrolling interests	(1)	39

Comprehensive income attributable to Office Depot, Inc.	$81,832	$36,560

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended
	March 31, 2012	March 26, 2011
Cash flows from operating activities:
Net earnings (loss)	$49,499	$(5,390)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Depreciation and amortization	50,902	51,269
Charges for losses on inventories and receivables	17,558	18,413
Loss on extinguishment of debt	13,141	—
Recovery of purchase price	(58,049)	—
Pension plan funding	(58,030)	—
Changes in working capital and other	(108,386)	(158,912)

Net cash used in operating activities	(93,365)	(94,620)

Cash flows from investing activities:
Capital expenditures	(34,638)	(28,587)
Acquisition, net of cash acquired	—	(72,667)
Recovery of purchase price	49,841	—
Release of restricted cash	8,570	46,509
Proceeds from assets sold	9,997	4,238

Net cash provided by (used in) investing activities	33,770	(50,507)

Cash flows from financing activities:
Proceeds from exercise of stock options	528	472
Share transactions under employee related plans	(10)	(583)
Preferred stock dividends	—	(9,213)
Loss on extinguishment of debt	(13,141)	—
Debt related fees	(7,637)	—
Debt retirement	(250,000)	—
Debt issuance	250,000	—
Net (payments) proceeds on other long- and short-term borrowings	(6,275)	9,927

Net cash provided by (used in) financing activities	(26,535)	603

Effect of exchange rate changes on cash and cash equivalents	4,223	11,253

Net decrease in cash and cash equivalents	(81,907)	(133,271)
Cash and cash equivalents at beginning of period	570,681	627,478

Cash and cash equivalents at end of period	$488,774	$494,207

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables.

($ in millions, except per share amounts)

Q1 2012	GAAP	% of Sales	Charges and Credits	Non-GAAP*	% of Sales
Gross profit	$883.2	30.7%	—	$883.2	30.7%
Operating expenses	$805.5	28.0%	$(39.7)	$845.1	29.4%
Operating profit (loss)	$77.7	2.70%	$(39.7)	$38.0	1.3%
Income (loss) available to common shareholders	$41.3	1.4%	$(27.7)	$13.6	0.5%

Diluted earnings (loss) per share	$0.14		$(0.09)	$0.05

Q1 2011	GAAP	% of Sales	Charges	Non-GAAP*	% of Sales
Gross profit	$878.2	29.5%	—	$878.2	29.5%
Operating expenses	$859.7	28.9%	$(8.3)	$851.4	28.6%
Operating profit (loss)	$18.5	0.62%	$8.3	$26.8	0.90%
Income (loss) available to common shareholders	$(14.6)	(0.49)%	$14.8	$0.2	—

Diluted earnings (loss) per share	$(0.05)		$0.05	$—

*	The effective tax rate on Charges and Credits in Q1 2012 is essentially zero because the Recovery from business combination is treated as a non-taxable purchase price adjustment for tax purposes and tax benefits on certain charges are not recognized because of valuation allowances in those jurisdictions. The effective tax rate on charges in Q1 2011 is also impacted by valuation allowances. The Company’s effective tax rates are likely to be volatile so long as significant valuation allowances remain.

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

($ in millions)	Q1 2012	Q1 2011
Cash Flow Summary
Net cash used in operating activities	$(93.4)	$(94.6)
Net cash provided by (used in) investing activities	33.8	(50.5)
Net cash provided by (used in) financing activities	(26.5)	0.6
Effect of exchange rate changes on cash and cash equivalents	4.2	11.2

Net decrease in cash and cash equivalents	$(81.9)	$(133.3)

Free Cash Flow
Net cash used in operating activities	$(93.4)	$(94.6)
Less: Capital expenditures	34.6	28.6

Free Cash Flow	$(128.0)	$(123.2)

Cash Flow Before Financing Activities
Net decrease in cash and cash equivalents	$(81.9)	$(133.3)
Less: Net cash provided by (used in) financing activities	(26.5)	0.6

Cash Flow Before Financing Activities	$(55.4)	$(133.9)

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	First Quarter
(Dollars in millions)	2012	2011
Sales	$1,219.6	$1,320.6
% change	(8)%	(2)%

Division operating profit	$44.4	$58.0
% of sales	3.6%	4.4%

North American Business Solutions Division

	First Quarter
(Dollars in millions)	2012	2011
Sales	$827.7	$806.2
% change	3%	(3)%

Division operating profit	$42.5	$16.2
% of sales	5.1%	2.0%

International Division

	First Quarter
(Dollars in millions)	2012	2011
Sales	$825.5	$846.1
% change	(2)%	(5)%
% change in constant currency sales	1%	(6)%

Division operating profit	$15.2	$27.3
% of sales	1.8%	3.2%

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended
	March 31, 2012	March 26, 2011
Store Statistics

United States:
Store count:
Stores opened	1	1
Stores closed	9	7
Stores relocated	5	2
Total U.S. stores	1,123	1,141

North American Retail Division square footage:	26,477,499	27,694,816
Average square footage per NAR store	23,577	24,272
International Division company-owned:
Store count:
Stores opened	1	2
Stores closed	—	1
Stores acquired	—	40
Total International company-owned stores	132	138